EXPLORE TECHNOLOGIES, INC.
                       (An Exploration Stage Company)

                            FINANCIAL STATEMENTS


                              JANUARY 31, 1999
                          (Stated in U.S. Dollars)


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                                         Morgan & Company
                                         Chartered Accountants
                                         PO Box 10007, Pacific Centre
                                         Suite 1730 - 700 West Georgia Street
                                         Vancouver, B.C. V7Y 1A1
                                         Telephone (604) 687-5841
                                         Fax (604) 687-0075





                              AUDITORS' REPORT

To the Directors
Explore Technologies, Inc.

We have audited the balance sheet of Explore Technologies, Inc.(an exploration stage company) as at January 31, 1999 and the statements of loss and deficit accumulated during the development stage, cash flows and stockholders' equity for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United States and Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at January 31, 1999 and the results of its operations and the cash flows for the period then ended in accordance with United States generally accepted accounting principles.


Vancouver, B.C.                             /S/  Morgan & Company

February 4, 1999                            Chartered Accountants

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                     EXPLORE TECHNOLOGIES, INC.
                  (An Exploration Stage Company)

                          BALANCE SHEET

                        JANUARY 31, 1999
                    (Stated in U.S. Dollars)


----------------------------------------------------------------
ASSETS

Current
    Cash                                     $ 60,170

Mineral property (Note 3)                       1,000
                                             --------
                                             $ 61,170

----------------------------------------------------------------
LIABILITIES

Current
    Accounts payable                         $  3,571
                                             --------

SHAREHOLDERS' EQUITY

Share Capital
    Authorized:
        25,000,000 Common shares, par value
        $0.001 per share

    Issued and outstanding:

         6,050,000 Common shares                6,050

    Additional paid in capital                 58,950


Deficit Accumulated During The Exploration
Stage                                          (7,401)
                                              --------
                                               57,599
                                              $61,170

Approved by the Directors:

/s/Peter Bell                              /s/Rick Wilson

<PAGE 4>
                     EXPLORE TECHNOLOGIES, INC.
                  (An Exploration Stage Company)


                  STATEMENT OF LOSS AND DEFICIT
                    (Stated in U.S. Dollars)

------------------------------------------------------------------------------
                                     Period From Date
                                     Of Organization       Inception
                                     December 18, 1998     December 18, 1998
                                     To January 31, 1999   To January 31, 1999
------------------------------------------------------------------------------
Expenses
    Bank charges                          $    14             $    14
    Office and sundry                         154                 154
    Office facilities and services            750                 750
    Professional fees                       6,483               6,483
                                          -------             -------

Net Loss For The Period                     7,401             $ 7,401
                                                              -------
Deficit Accumulated During
The Exploration Stage,
    Beginning Of Period                       -
                                          -------

Deficit Accumulated During
The Exploration Stage,
    End Of Period                        $  7,401
                                         --------
Net Loss Per Share                          $0.01
                                         --------
Weighted Average Number
of Shares Outstanding                   2,126,136

<PAGE 5>

                     EXPLORE TECHNOLOGIES, INC.
                  (An Exploration Stage Company)


                      STATEMENT OF CASH FLOWS
                      (Stated in U.S. Dollars)

------------------------------------------------------------------------------
                                     Period From Date
                                     Of Organization       Inception
                                     December 18, 1998     December 18, 1998
                                     To January 31, 1999   To January 31, 1999
------------------------------------------------------------------------------
Cash Flow From Operating Activities
   Net loss for the period                $ (7,401)             $ (7,401)

Adjustments To Reconcile Net Loss
To Net Cash Used By Operating Activities
   Change in accounts payable                3,571                 3,571
                                          ---------------------------------
                                            (3,830)               (3,830)
                                          ---------------------------------
Cash Flow From Investing Activities
   Mineral property                         (1,000)               (1,000)
                                          ---------------------------------
Cash Flow From Financing Activities
   Share capital issued                     65,000                65,000
                                          ---------------------------------
Increase In Cash                            60,170                60,170

Cash, Beginning Of Period                       -                    -

Cash, End Of Period                       $ 60,170              $ 60,170


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                     EXPLORE TECHNOLOGIES, INC.
                  (An Exploration Stage Company)


                  STATEMENT OF STOCKHOLDERS'EQUITY

                        January 31, 1999
                    (Stated in U.S. Dollars)

                           Common Stock
                  --------------------------------
                                       Additional
                  Shares      Amount   Paid-in Capital  Deficit  Total
                  ------------------------------------------------------
Shares issued for
cash @ $0.01      6,000,000   $6,000      $54,000       $  -     $60,000

Shares issued for
cash @ $0.10         50,000       50        4,950          -       5,000

Net loss for the
period                  -          -          -         (7,401)   (7,401)
                   ------------------------------------------------------
Balance, January
31, 1999          6,050,000   $6,050      $58,950     $ (7,401)  $57,599



<PAGE 7>
                     EXPLORE TECHNOLOGIES, INC.
                   (An Exploration Stage Company)

                    NOTES TO FINANCIAL STATEMENTS
                          JANUARY 31, 1999
                      (Stated in U.S. Dollars)


1. NATURE OF OPERATIONS

a) Organization

The Company was incorporated in the State of Nevada, U.S.A. on December 18,
1998.

b) Exploration Stage Activities

The Company is in the process of exploring its mineral property and has not yet determined whether the property contains ore reserves that are economically recoverable.

The recoverability of amounts shown as mineral property and related deferred exploration expenditures is dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying mineral claims and the ability of the Company to obtain profitable production or proceeds from the disposition thereof.


2. SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a) Mineral Property and Related Deferred Exploration
Expenditures

The Company defers all direct exploration expenditures on mineral properties in which it has a continuing interest to be amortized over the recoverable reserves when a property reaches commercial production. On abandonment of any property, applicable accumulated deferred exploration expenditures will be written off. To date none of the Company's properties have reached commercial production.

At least annually, the net deferred cost of each mineral property is compared to management's estimation of the net realizable value, and a write-down is recorded if the net realizable value is less than the cumulative net deferred costs.


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                     EXPLORE TECHNOLOGIES, INC.
                   (An Exploration Stage Company)

                    NOTES TO FINANCIAL STATEMENTS
                          JANUARY 31, 1999
                      (Stated in U.S. Dollars)


2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

a) Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 - "Accounting for Income Taxes" (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

b) Financial Instruments

The Company's financial instruments consist of cash and accounts payable.

Unless otherwise noted, it is management's opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

c) Net Loss Per Share

Net loss per share is based on the weighted average number of common shares outstanding during the period plus common share equivalents, such as options, warrants and certain convertible securities. This method requires primary earnings per share to be computed as if the common share equivalents were exercised at the beginning of the period or at the date of issue and as if the funds obtained thereby were used to purchase common shares of the Company at its average market value during the period.


3. MINERAL PROPERTY

The Company has entered into an option agreement to acquire a 50% interest, subject to a 2.5% net smelter royalty, in the Sand Springs, Nevada property for the following consideration:

- cash payment of U.S. $1,000;
- exploration expenditures totalling U.S. $150,000 by December 31, 2001, U.S. $10,000 of which must be expended by December 31, 1999.

Consideration paid to date $ 1,000


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                     EXPLORE TECHNOLOGIES, INC.
                   (An Exploration Stage Company)

                    NOTES TO FINANCIAL STATEMENTS
                          JANUARY 31, 1999
                      (Stated in U.S. Dollars)


4. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.